                                                     Exhibit Index is on page 9

    As filed with the Securities and Exchange Commission on November 26, 1997

                                                       Registration No. 33-50324


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                            CORESTATES FINANCIAL CORP
                            -------------------------
             (Exact name of registrant as specified in its charter)

      Pennsylvania                                        23-1899716
      ------------                                        ----------
(State of incorporation)                                  (IRS Employer
                                                          Identification No.)

Philadelphia National Bank Building                       19107
Broad and Chestnut Streets                                -----
Philadelphia, PA                                          (Zip Code)
------------------------------------
(Address of Principal Executive
Offices)

           CORESTATES FINANCIAL CORP AMENDED AND RESTATED LONG-TERM
           --------------------------------------------------------
                             INCENTIVE PLAN (1997)
                             ---------------------
                           (Full title of the plan)

                        ------------------------------

                            Lucinda J. Gannon, Esq.
                           CoreStates Financial Corp
                             1339 Chestnut Street
                            Philadelphia, PA 19107
                                (215) 786-1364
           (Name, address and telephone number of agent for service)

==================================================================================================================
                                       CALCULATION OF REGISTRATION FEE
==================================================================================================================
Title of                 Amount to be            Proposed                Proposed                 Amount of
Securities to be         Registered              Maximum                 Maximum                  Registration Fee
Registered                                       Offering Price          Aggregate                (1)
                                                 Per Share (1)           Offering Price
                                                                         (1)
------------------------------------------------------------------------------------------------------------------
Common Stock,            10,000,000              $ 78.0315               $780,315,000             $236,435.45
par value $1.00          shares (2)
per share
==================================================================================================================

(1) Calculated pursuant to Rule 457(c). Computed based upon $78.0315 per share, the average of the high and low prices of a share of Common Stock of the Registrant reported in the New York Stock Exchange consolidated reporting system on November 21, 1997.

(2) The Registrant previously registered 5,000,000 shares (subsequently adjusted to 10,000,000 shares pursuant to the terms of the Long-Term Incentive Plan) on July 31, 1992 and paid the registration fee in connection with such registration. The shares registered hereunder are in addition to such shares.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         Pursuant to Item E of the General Instructions for Form S-8, captioned "Registration of Additional Securities", the Registrant hereby incorporates by reference the contents of its Registration Statement on Form S-8 (Registration No. 33-50324) relating to the Long-Term Incentive Plan (now known as the Amended and Restated Long-Term Incentive Plan (1997)), except for the Items set forth below.

         Item 6.       Indemnification of Directors and Officers.

                  The Pennsylvania Business Corporation Law ("PBCL") provides that a corporation may indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) by reason of the fact that the person is or was a representative of the corporation (or is or was serving at the request of the corporation as a representative of another corporation) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                  The PBCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a threatened, pending or completed derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action was brought determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

                  The PBCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its By-Laws, disinterested directors' vote, shareholders' vote, agreement or otherwise; provided that the indemnification
                                            --------
shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

                  The PBCL also empowers corporations to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative for another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability as described above.

                  The Articles of Incorporation of CoreStates Financial Corp (the "Registrant") provide that no director or officer of the Registrant, as such, shall be personally liable to the Registrant or its shareholders for monetary damages for any action taken, or any failure to take any action, except where the director or officer (a) has breached or failed to perform the duties of his or her office under the Registrant's Articles of Incorporation, By-laws or applicable provisions of law and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, (b) is responsible or liable pursuant to a criminal statute or (c) is responsible or liable for the payment of taxes pursuant to local, state or federal law.

                  Pursuant to the Registrant's By-laws, the Registrant is obligated to indemnify an Indemnified representative (as defined below) against any Liability (as defined below) incurred in connection with any Proceeding (as defined below) in which the Indemnified representative may be involved as a party or otherwise, by reason of the fact that such person is or was serving in an Indemnified capacity (as defined below), including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products Liability, except:

                       (i) where such indemnification is expressly prohibited by applicable law, or

                       (ii) where the conduct of the Indemnified representative has been determined to constitute willful misconduct or recklessness within the meaning of 42 Pa. C.S. Section 8365(b) (now a reference to PBCL Section 1746(b)) or any superseding provision of law, sufficient in the circumstances to bar indemnification against Liabilities arising from the conduct.

For the purposes of the foregoing,

                  "Indemnified capacity" means any and all past, present and future service by an indemnified representative in one or more capacities as a director, officer, employee or agent of the Registrant, or, at the request of the Registrant, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise;

                  "Indemnified representative" means any and all directors and officers of the Registrant and any other person designated as an indemnified representative by the Board of Directors of the Registrant (which may, but need not, include any person serving at the request of the Registrant, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise);

                  "Liability" means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or other cost or expense of any nature (including, without limitation, attorneys' fees and disbursements); and

                  "Proceeding" means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Registrant, a class of its security holders or otherwise.

                  The Registrant's By-laws provide that to further effect, satisfy or secure indemnification obligations, the Registrant may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant security interests in any assets or properties of the Registrant, or enter into any other arrangement as the Board of Directors of the Registrant deems appropriate.

                  The By-laws also specify that the right to indemnification provided thereby is a contract right and entitle the persons to be indemnified to be reimbursed for the expense of prosecuting any such claim against the Registrant and to have all expenses incurred in advance of the final disposition of a proceeding paid by the Registrant upon the receipt of an undertaking by or on behalf of such persons to repay such amounts if it ultimately is determined in an arbitration proceeding conducted pursuant to the Registrant's By-laws that such persons are not entitled to be indemnified by the Registrant. The rights to indemnification and advancement of expenses granted pursuant to the By-laws continue as to a person who has ceased to be an Indemnified representative in respect of matters prior to such time and inure to the benefit of representatives of such a person.

                  Any dispute related to the right to indemnification or advancement of expenses as indemnification for liabilities arising under the Securities Act of 1933 which the Registrant has undertaken to submit to a court for adjudication shall be decided only by arbitration in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. Any award entered by the arbitrators shall be final, binding and nonappealable and judgement may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction.

         Item 8.       Exhibits.

                  4    Instruments defining the rights of security holders:

                       (a)  CoreStates Financial Corp Amended and
                            Restated Long-Term Incentive Plan (1997), filed as Exhibit 10(b) to the Registrant's Form 10-Q for the period ending March 31, 1997, and incorporated herein by reference.

                       (b) Articles of Incorporation of Registrant as amended through April 9, 1996, filed as
                            Exhibit 3.1 to the Registrant's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

                  5    Opinion regarding legality

                  23   (a)  Consent of Independent Auditors
                       (b)  Consent of Independent Public Accountants

         Item 9.       Undertakings.
                       ------------

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                       (i)   To include any prospectus required by section 10(a)
(3) of the Securities Act of 1933 (the "Securities Act");

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" Table in the effective registration statement; and

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on November 26, 1997.

                            CORESTATES FINANCIAL CORP


                            By: /s/ Terrence A. Larsen
                                ---------------------------
                                    Terrence A. Larsen
                                    Chief Executive Officer

                                POWER OF ATTORNEY
                                -----------------

         Each person whose signature appears below constitutes and appoints each of Terrence A. Larsen and Lucinda J. Gannon, as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or a substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signatures                         Title                               Date
         ----------                         -----                               ----
/s/ Terrence A. Larsen                      Director, Chairman of               November 26, 1997
------------------------------              the Board and Chief
Terrence A. Larsen                          Executive Officer

/s/ Albert W. Mandia                        Chief Financial Officer             November 26, 1997
------------------------------              (Principal Financial Officer)
Albert W. Mandia

/s/ Christopher J. Carey                    Controller                          November 26, 1997
------------------------------              (Principal Accounting Officer)
Christopher J. Carey

         Signatures                         Title                                       Date
         ----------                         -----                                       ----
/s/ Robert W. Cardy                         Director                                    November 26, 1997
--------------------------------
Robert W. Cardy

/s/ Carlton E. Hughes                       Director                                    November 26, 1997
--------------------------------
Carlton E. Hughes

/s/ Ernest E. Jones                         Director                                    November 26, 1997
--------------------------------
Ernest E. Jones

                                            Director
--------------------------------
Herbert Lotman

/s/ George V. Lynett                        Director                                    November 26, 1997
--------------------------------
George V. Lynett

 /s/ Marlin Miller, Jr.                     Director                                    November 26, 1997
--------------------------------
Marlin Miller, Jr.

/s/ Patricia A. McFate                      Director                                    November 26, 1997
--------------------------------
Patricia A. McFate

/s/ James M. Seabrook, Sr.                  Director                                    November 26, 1997
--------------------------------
James M. Seabrook, Sr.

/s/ Raymond W. Smith                        Director                                    November 26, 1997
--------------------------------
Raymond W. Smith

/s/ George Strawbridge, Jr.                 Director                                    November 26, 1997
--------------------------------
George Strawbridge, Jr.

                                            Director
--------------------------------
Peter S. Strawbridge

/s/ Judith M. von Seldeneck                 Director                                    November 26, 1997
--------------------------------
Judith M. von Seldeneck

                            CORESTATES FINANCIAL CORP


                                INDEX OF EXHIBITS

Exhibit           Description                                                   Sequentially
Number                                                                          Numbered

Page
4(a)              CoreStates Financial Corp Amended and Restated Long-Term               N/A
                  Incentive Plan (1997) (incorporated herein by reference to
                  Exhibit 10(b) of the Registrant's Form 10-Q for the period ending March 31, 1997)

4(b)              Articles of Incorporation of the Registrant as amended                 N/A
                  through April 9, 1996 (incorporated herein by reference to
                  Exhibit 3.1 of the Registrant's Form 10-Q for the quarter
                  ended September 30, 1997)

5                 Opinion regarding legality                                             10

23(a)             Consent of Independent Auditors - Ernst & Young LLP                    11

23(b)             Consent of Independent Public Accountants - KPMG Peat                  12
                  Marwick LLP